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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  Schedule 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. ____)*

                          Aftermarket Technology Corp.
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                                (Name of Issuer)

                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                   008318 10 7
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                                Page 1 of 5 Pages
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CUSIP No. 008318 10 7                  13G               Page  2  of   5 Pages
                                                              ---     ----

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1    NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     William A. Smith
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
     N/A                                                                (b)  / /
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.
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           NUMBER OF               5    SOLE VOTING POWER
            SHARES
         BENEFICIALLY                   895,984
           OWNED BY                ---------------------------------------------
             EACH                  6    SHARED VOTING POWER
           REPORTING
          PERSON WITH                   0
                                   ---------------------------------------------
                                   7    SOLE DISPOSITIVE POWER

                                        895,984
                                   ---------------------------------------------
                                   8    SHARED DISPOSITIVE POWER

                                        0
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          895,984
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          N/A
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.2%
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12   TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 008318 10 7                  13G                Page  3  of   5 Pages
                                                               ---     ----

Item 1.   ISSUER.

     (a)  NAME OF ISSUER:

          Aftermarket Technology Corp. (the "Issuer")

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          33309 1st Way South, Suite A-206
          Federal Way, Washington  98003

Item 2.   SECURITY AND BACKGROUND.

          (a)  NAME OF PERSON FILING:

               The person filing this Schedule 13G is William A. Smith, an individual.

          (b)  PRINCIPAL BUSINESS ADDRESS:

               The principal business address of Mr. Smith is 33309 1st Way South, Suite A-206, Federal Way, Washington 98003.

          (c)  CITIZENSHIP:

               Mr. Smith is a citizen of the United States.

          (d)  TITLE OF CLASS OF SECURITIES:

               Common Stock

          (e)  CUSIP NO.:

               008318 10 7

Item 3.   FILINGS UNDER RULES 13d-1(b), OR 13d-2(b).

          Not Applicable.

Item 4.   OWNERSHIP.

          (a)  AMOUNT BENEFICIALLY OWNED:

               895,984

          (b)  PERCENT OF CLASS:

               5.2%

          (c)  VOTING AND DISPOSITIVE POWER:

               Mr. Smith has sole voting and dispositive power with respect to 895,984 shares of Common Stock.
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CUSIP No. 008318 10 7                  13G               Page  4  of   5  Pages
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Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

Item 10.  CERTIFICATION.

               Not Applicable.
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




/s/ William A. Smith                    February 14, 1997
-----------------------
WILLIAM A. SMITH